Exhibit 4.6

 DESCRIPTION OF XOMA CORPORATION CAPITAL STOCK

The following is a description of the Common Stock,  $0.0075 par value (the “Common Stock”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Preferred Stock, $0.05 par value (the “Preferred Stock”) of XOMA Corporation (the “Company”).

Common Stock

General. The Company is authorized to issue up to 277,333,332 shares of Common Stock. The following description is based on (i) the Company’s Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”), (ii) the Company’s By-laws, as currently in effect (the “By-laws”), and (iii) the Delaware General Corporation Law (the “DGCL”). The following summary description of the Common Stock of the Company is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Company’s Annual Report filed herewith, and the applicable provisions of the DGCL.

Dividend Rights.  The holders of our Common Stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors, from legally available funds.

Voting Rights.  Each holder of our Common Stock is generally entitled to one vote for each share of Common Stock owned of record on all matters submitted to a vote of our stockholders. Except as otherwise required by law, holders of Common Stock (as well as holders of any Preferred Stock entitled to vote with the common stockholders) will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. Any matter brought before the stockholders for a vote, other than the election of directors, will generally be decided by a majority of the votes cast on the matter, unless the matter is one in which an express provision of the DGCL, the Certificate of Incorporation, the By-laws, the rules or regulations of any stock exchange applicable to us, applicable law or pursuant to any regulation applicable to us or our securities requires a different vote, in which case the express provision will govern and control the decision of the matter. Directors will be elected by a plurality of the votes cast and entitled to vote generally on the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters.

No Preemptive or Similar Rights.  Holders of our Common Stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities.

Right to Receive Liquidation Distributions.  In the event of our liquidation, dissolution or winding-up, holders of our Common Stock will be entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of our Preferred Stock (if any).

The rights of the holders of our Common Stock are subject o, and may be adversely affected by, the rights of holders of shares of any Preferred Stock that we may designate and issue in the future.

Preferred Stock

General. Under our Certificate of Incorporation, our board of directors is authorized to issue up to 1,000,000 shares of Preferred Stock, and, by resolution, to divide the Preferred Stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors can, without stockholder approval but subject to the terms of the Certificate of Incorporation and to any resolution of the stockholders approved by at least 75% of all issued shares entitled to vote in respect thereof, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of our Common

Stock and which could have certain anti-takeover effects. Before we may issue any series of Preferred Stock, our board of directors will be required to adopt resolutions creating and designating such series of Preferred Stock.

The following summary description of the Preferred Stock of the Company is qualified in its entirety by reference to the provisions of the Certificate of Incorporation, By-laws and the certificates of designation of preferences, rights and limitations of each series of the Preferred Stock, copies of which have been filed as exhibits to the Company’s Annual Report on Form 10-K, and the applicable provisions of the DGCL. As of December 31, 2019, 5,003 shares of Series X Preferred Stock and 1,252.772 shares of Series Y Preferred Stock were issued and outstanding.

The Series X Preferred Stock. We have designated 5,003 shares of our Preferred Stock as Series X Preferred Stock. The Series X Preferred Stock ranks:

•      senior to any class or series of our capital stock created specifically ranking by its terms junior to the Series X Preferred Stock;

•      on parity to our Common Stock;

•      on parity to any class or series of our capital stock created specifically ranking by its terms on parity with the Series X Preferred Stock; and

•      junior to any class or series of our capital stock created specifically ranking by its terms senior to the Series X Preferred Stock;

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Dividends. Holders of Series X Preferred Stock are entitled to receive dividends on shares of Series X Preferred Stock equal (on an as-converted basis) to and in the same form as dividends actually paid on our Common Stock or other junior securities.

Liquidation Preference. In the event of our liquidation, dissolution, or winding up, holders of our Series X Preferred Stock will participate pari passu (on an as-converted basis, without regard to any blocker provisions) with any distribution of proceeds to holders of our Common Stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series X Preferred Stock. Shares of Series X Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Conversion. The Series X Preferred Stock is convertible at the option of the holders thereof at any time after issuance into the number of registered shares of Common Stock determined by dividing the aggregate stated value of the Series X Preferred Stock being converted by the conversion price then in effect. The initial conversion price is $4.03 and is subject to adjustment as described below. No holder may request a conversion of its Series X Preferred Stock to the extent such conversion would result in the holder and its affiliates beneficially owning more than a pre-set conversion blocker threshold, which will initially be set at 19.99% of our Common Stock then outstanding (the “Beneficial Ownership Limitation”). The amount of beneficial ownership of a holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations of that section.

Conversion Price Adjustment—Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in Common Stock on our Common Stock or any Common Stock equivalents, subdivide or combine our outstanding Common Stock, or reclassify our Common Stock in such a way that we issue additional shares of our capital stock, the conversion price will be adjusted by multiplying the then-existing conversion price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before the distribution, dividend, adjustment or recapitalization and the denominator of which is the number of shares of Common Stock outstanding immediately after such action.

Fundamental Transaction. If we effect a “fundamental transaction” (as defined below), then upon any future conversion of the Series X Preferred Stock, the holders will have the right to receive, for each share of Common Stock they would have received upon such conversion, the same kind and amount of securities, cash or property as such holder would have been entitled to receive in the fundamental transaction had it been the holder of Common Stock immediately prior to the fundamental transaction. The term “fundamental transaction” means any of the following:

•      a merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the Company is not the surviving entity;

•      the sale of all or substantially all of our assets in one transaction or a series of related transactions;

•      any completed tender offer or exchange offer involving holders of Common Stock in which more than 50% of the Common Stock is converted or exchanged into other securities, cash or property, regardless of who makes such offer; or

•      any reclassification of Common Stock or any compulsory share exchange by which our Common Stock is effectively converted into or exchanged for other securities, cash or property (but not a reverse stock split).

If the holders of Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, the holders of Series X Preferred Stock will be given the same choice on conversion of such holders’ shares.

Voting Rights. The Series X Preferred Stock has no voting rights, except to the extent expressly provided in our Certificate of Incorporation or as otherwise required by law. However, so long as 2,502 shares of Series X Preferred Stock are outstanding, we may not take any of the following actions without the affirmative consent of holders of a majority of the outstanding Series X Preferred Stock:

•      amend our Certificate of Incorporation, By-laws or other charter documents so as to materially, specifically and adversely affect the preferences, rights, privileges of the Series X Preferred Stock;

•      issue additional shares of Series X Preferred Stock or increase or decrease the number of authorized shares of Series X Preferred Stock;

•      sell, assign, monetize, pledge or otherwise divest or encumber our rights under any material license agreement, joint venture or other partnership agreement to which we are a party as of the date of this offering and involving any drug or drug candidate;

•      issue or commit to issue any other equity securities, with certain exceptions;

•      issue any equity-based award or compensation to certain of our officers, unless the award has been unanimously approved by our compensation committee at a time when a designee appointed by the Series X Preferred holders is then serving on that committee; or

•      enter into any agreement or understanding to take any of the actions listed above.

The Series Y Preferred Stock. We have designated 1,539 shares of our Preferred Stock as Series Y Preferred Stock. The Series Y Preferred Stock ranks:

•      senior to any class or series of our capital stock created specifically ranking by its terms junior to the Series Y Preferred Stock;

•      on parity to our Common Stock and Series X Preferred Stock;

•      on parity to any class or series of our capital stock created specifically ranking by its terms on parity with the Series Y Preferred Stock; and

•      junior to any class or series of our capital stock created specifically ranking by its terms senior to the Series Y Preferred Stock;

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Dividends. Holders of Series Y Preferred Stock are entitled to receive dividends on shares of Series Y Preferred Stock equal (on an as if converted to Common Stock basis) to and in the same form as dividends actually paid on our Common Stock or other junior securities.

Liquidation Preference. In the event of our liquidation, dissolution, or winding up, holders of our Series Y Preferred Stock will participate pari passu (on an as-converted basis, without regard to any blocker provisions) with any distribution of proceeds to holders of our Common Stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series Y Preferred Stock. Shares of Series Y Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Conversion. The Series Y Preferred Stock is convertible at the option of the holders thereof at any time after issuance into the number of registered shares of Common Stock determined by dividing the aggregate stated value of the Series Y Preferred Stock being converted by the conversion price then in effect. The initial conversion price is $13.00 and is subject to adjustment as described below. No holder may request a conversion of its Series Y Preferred Stock to the extent such conversion would result in the holder and its affiliates beneficially owning more than a pre-set conversion blocker threshold, which will initially be set at 19.99% of our Common Stock then outstanding (the “Beneficial Ownership Limitation”). The amount of beneficial ownership of a holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations of that section.

Conversion Price Adjustment—Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in Common Stock on our Common Stock or any Common Stock equivalents, subdivide or combine our outstanding Common Stock, or reclassify our Common Stock in such a way that we issue additional shares of our capital stock, the conversion price will be adjusted by multiplying the then-existing conversion price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before the distribution, dividend, adjustment or recapitalization and the denominator of which is the number of shares of Common Stock outstanding immediately after such action.

Fundamental Transaction. If we effect a “fundamental transaction” (as defined below), then upon any future conversion of the Series Y Preferred Stock, the holders will have the right to receive, for each share of Common Stock they would have received upon such conversion, the same kind and amount of securities, cash or property as such holder would have been entitled to receive in the fundamental transaction had it been the holder of Common Stock immediately prior to the fundamental transaction. The term “fundamental transaction” means any of the following:

•      a merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the Company is not the surviving entity;

•      the sale of all or substantially all of our assets in one transaction or a series of related transactions;

•      any completed tender offer or exchange offer involving holders of Common Stock in which more than 50% of the Common Stock is converted or exchanged into other securities, cash or property, regardless of who makes such offer; or

•      any reclassification of Common Stock or any compulsory share exchange by which our Common Stock is effectively converted into or exchanged for other securities, cash or property (but not a reverse stock split).

If the holders of Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, the holders of Series Y Preferred Stock will be given the same choice on conversion of such holders’ shares.

Voting Rights. The Series Y Preferred Stock has no voting rights, except to the extent expressly provided in our Certificate of Incorporation or as otherwise required by law. However, so long as 770 shares of Series Y Preferred

Stock are outstanding, we may not take any of the following actions without the affirmative consent of holders of a majority of the outstanding Series Y Preferred Stock:

•      amend our Certificate of Incorporation, By-laws or other charter documents so as to materially, specifically and adversely affect the preferences, rights, privileges of the Series Y Preferred Stock;

•      issue additional shares of Series Y Preferred Stock or increase or decrease the number of authorized shares of Series Y Preferred Stock;

Anti-takeover Effects of Provisions of our Certificate of Incorporation and By-laws and Delaware Law

Certificate of Incorporation and By-laws Provisions.   Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of Preferred Stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine. In addition, our bylaws require certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings. Our bylaws also provide that our board of directors is able to elect a director to fill a vacancy created by the expansion of the board of directors or due to the resignation or departure of an existing board member. Provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult.  We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Delaware Law.  We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•      prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•      upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•      on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns, or is an affiliate of the corporation and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance.